Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES NOTE EXCHANGE OFFER

Warren, Pennsylvania – May 23, 2011 — United Refining Company today announced that it has commenced an offer to exchange up to $365 million in aggregate principal amount of its 10.500% First Priority Senior Secured Notes due 2018, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its outstanding unregistered 10.500% First Priority Senior Secured Notes due 2018. The unregistered notes were issued in a private placement in March 2011. The exchange offer will expire on June 23, 2011 at 5 p.m., New York City time. The exchange agent is:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—

Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attention: Mr. William Buckley

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 367 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.